RISE RESEARCHES HISTORIC MINING METHODS AT I-M MINE

•

Recent drilling showed high-grade gold in andesite wall rock adjacent to quartz vein.

•

Research shows historic miners commonly left non-quartz wall rock unmined or as backfill.

•

Presence of significant gold in vein walls has important positive impacts to exploration targets.

February 27, 2018 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTC: RYES) (“Rise” or the “Company”) is pleased to announce significant findings of its ongoing research of the Idaho-Maryland (“I-M”) Gold Project. The Company recently located important documents at the Sacramento State University Library related to the I-M Mine which provide insight into the recent exploration results and targets of upcoming exploration drilling.

The Company previously announced the assay results from drill hole B-17-01 (“the Drillhole”), the first drill hole of the exploration drilling program at the I-M Mine (see Rise news release of Jan. 3, 2018). The Drillhole intersected the Brunswick #1 Vein (the “B1 Vein”) approximately 50 m below the B1600 level at a depth of ~540 m below surface and assayed 12.2 gpt gold over 14.9 m (7.8 m est. true width) including 63 gpt gold over 2.7 m (1.4 m est. true width).

Numerous historic records indicate that very high gold values typically occur in quartz veins at the I-M Mine. In extreme cases, the ore was sufficiently valuable that it required bank vault protection prior to processing. An article in the Nevada City Morning Union in 1926 describes that portions of quartz being mined at the I-M were estimated to run $4 to $5 per pound which is the equivalent of 441 oz per ton gold (15,130 gpt).

However, historic maps, reports, and detailed geological records do not reveal any information that indicate substantial amounts of the gold being mined from the vein wall rock. Recent research has confirmed that the historic operators were almost exclusively focussed on gold hosted in quartz veins and commonly left non-quartz material either unbroken in the stope walls or used the material as mine back-fill. Research also shows that grade control was done visually rather than by assay data from the underground workings.

Recent drilling by the Company has revealed that significant gold values occur in the wall rock adjacent to the quartz veins. The andesite in the footwall of the B1 Vein “Center Vein” assayed 266 gpt (7.8 oz per ton) gold over 0.6 m.  In the Second Intercept, located at approximately 930 m below surface, the andesite adjacent to the quartz stringers assayed 40.6 gpt (1.2 oz per ton) gold over 1.5 m. A photo of the drill core from the Center Vein intercept is shown in Figure 1 below.

Figure 1 – Core Photo of B1 “Center Vein”

This presence of significant gold values in andesite has important consequences for exploration at the I-M Mine.

The Brunswick #1 Vein has become an important exploration target due to the excellent Drillhole intercepts and the confirmation from historic exploration drifting that this vein continues at least to the B2300 level. The Brunswick #1 Vein is one of dozens of known veins at the Idaho-Maryland Mine.

In most cases, the historic operator reported drill core sample assay results for only intersections of quartz and rarely conducted sampling of the adjacent material. If there are important gold values in the adjacent wall rock, the historic drilling would have greatly underreported the overall gold content of the mineralized structures tested.

The B1 Vein Set, with three sub-parallel veins and two sections of internal waste, averaged 12.2 gpt gold over 14.9 m with an estimated true width of 7.8 m. The presence of closely spaced veins and gold values in andesite present an opportunity to discover mineral zones of widths suitable for high productivity mechanized mining methods.

More drill testing and assay data is necessary to confirm if this style of gold distribution is common throughout the mineralized gold veins at the I-M Mine. The Company expects to provide further updates on the planned exploration drilling program at the Idaho-Maryland Mine over the coming weeks.

Engineering & Mining Journal – January 1947

The Company recently located an article (the “Article”) in the Sacramento State University Library written by Rollin Farmin in January 19471. Rollin Farmin worked at the Idaho-Maryland Mine from 1933-1947 and held the roles of Chief Geologist and Chief Engineer from 1933-1945 and Assistant General Manager from 1945-1947.

The Article describes the mining methods used at the Idaho-Maryland Mine and confirms that the historic operators were almost exclusively focussed on gold hosted in quartz.

The Article confirms that the miners left non-quartz material in the walls of the stope whenever possible stating “As a rule, the hanging-wall of the vein is not broken either in the drifts or raises”.

The Article further confirms that the miners viewed non-quartz material as waste. The Article describes a horizontal cut-and-fill mining method where blasted andesite wall rock was left in place to provide backfill for the stopes. After blasting, the ore was washed with water so that the miners could visually identify quartz. The miners would then hand-shovel quartz bearing rock into timber chutes for transportation to the process plant. The non-quartz bearing rock would be left in place and used as fill as mining progressed upwards on the vein.

Letter to President Oliver – March 1948

The Company located a letter (the “Letter”) in the I-M database written by the Mine General Manger to the President of Idaho Maryland Mines Corporation in March 19482.

The Letter confirms that the historic operators mined primarily on a visual basis rather than relying on assays from mine sampling.

The letter discusses the calculation of reserves at the Brunswick Mine. The Manager states, to the President, in this letter that “No attempt has been made to assign a dollar value to the Brunswick Ore Reserves, since sampling can show only general trends in ore tenor”. He further states, “It has been fairly well established that the coincident mining of many widely separated veins produces a fairly consistent flow of “high grade” gold generally indeterminate by underground sampling”.

About Rise Gold Corp

Rise is an exploration-stage mining company. The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold from 1866-1955. Rise is a US corporation incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

Benjamin Mossman, P.Eng, CEO of Rise Gold Corp, is the Qualified Person responsible for the technical content of this news release. The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.

Footnotes

1 Farmin, Rollin. “Narrow Vein Problem Solved by Scraper-Slot Stoping.” Engineering and Mining Journal – Vol. 148, No.1. (1947): 74-76. Print.

2 O’Donnell, Neil. Letter to E. L Oliver, President. “RE: Idaho Maryland Mines Corporation Operations Report for December, 1947”. (1948).